Exhibit 10.1

AMENDED AND RESTATED
PURCHASE OPTION AGREEMENT

by and among

LEXICON PHARMACEUTICALS, INC.

SYMPHONY ICON HOLDINGS LLC

and

SYMPHONY ICON, INC.

Dated as of July 30, 2010

i

Annex A                     Certain Definitions

Exhibit 1                      Purchase Exercise Notice

ii

AMENDED AND RESTATED
PURCHASE OPTION AGREEMENT

This AMENDED AND RESTATED PURCHASE OPTION AGREEMENT (this “Agreement”) is entered into as of July 30, 2010 (the “Closing Date”), by and among LEXICON PHARMACEUTICALS, INC., a Delaware corporation (“Lexicon”), SYMPHONY ICON HOLDINGS LLC, a Delaware limited liability company (“Holdings”), and SYMPHONY ICON, INC., a Delaware corporation (“Symphony Icon”).  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in Annex A attached hereto.

PRELIMINARY STATEMENT

WHEREAS, Lexicon, Holdings and Symphony Icon, entered into that certain Purchase Option Agreement, dated as of June 15, 2007 (the “Original Agreement”), pursuant to which Holdings granted Lexicon an option to purchase all of the Common Stock of Symphony Icon and any other Equity Securities issued by Symphony Icon (together, the “Symphony Icon Equity Securities”) owned, or thereafter acquired, by Holdings on the terms described therein;

WHEREAS, the Parties to the Original Agreement wish to amend and restate the Original Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Original Agreement; and

WHEREAS, Symphony Icon and Holdings have determined that it is in each of its best interest to perform and comply with certain agreements and covenants relating to each of its ongoing operations contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties”) agree as follows:

Section 1.                      Grant of Purchase Option.

(a)           Holdings hereby grants to Lexicon an exclusive option (the “Purchase Option”) to purchase all, but not less than all, of the outstanding Symphony Icon Equity Securities owned or hereinafter acquired by Holdings, in accordance with the terms of this Agreement.

(b)           Lexicon’s right to purchase the Symphony Icon Equity Securities is subject to the following conditions:

(i)           The Purchase Option may only be exercised for the purchase of all, and not less than all, of the Symphony Icon Equity Securities;

(ii)           The Purchase Option may only be exercised a single time; and

(iii)           The Purchase Option may be exercised only on the Closing Date.

Section 2.              Exercise of Purchase Option.

(a)           Exercise Notice.  Lexicon may exercise the Purchase Option only by delivery of a notice in the form attached hereto as Exhibit 1 (the “Purchase Option Exercise Notice”) on the Closing Date.  The Purchase Option Exercise Notice shall be delivered to Holdings and Symphony Icon and shall be irrevocable once delivered.

(b)           Purchase Price.

(i)           As complete and full consideration for the sale to Lexicon by Holdings of its Symphony Icon Equity Securities (and for the Symphony Icon Equity Securities of any other Person), Lexicon shall deliver the following to Holdings:

(A)           Ten Million Dollars ($10,000,000) in cash on the Closing Date (the “Closing Date Payment”);

(B)           Fifty Million Dollars ($50,000,000) (subject to adjustment as set forth in Section 2(b)(ii), (iii) and (v), the “Base Payment Balance”) payable at any time, or from time to time, in whole or in increments, in each case at Lexicon’s sole discretion, but in any event payable prior to July 30, 2013; and

(C)           Up to Thirty Million Dollars ($30,000,000) of contingent payments (subject to adjustment as set forth in Section 2(b)(ii), (iii) and (v), the “Contingent Payments”), in the amount of fifty percent (50%) of any upfront, milestone or royalty payments or any other consideration of any kind received at any time by Lexicon ( “Partnership Payments”) pursuant to any transaction or transactions under which Lexicon grants an unaffiliated third party rights to commercialize an LG103 Product (a “Licensing Transaction”), provided that Partnership Payments (and, therefore, the calculation of Contingent Payments for purposes of this Section 2(b)(i)(C)) shall specifically exclude payments from a third party to Lexicon pursuant to any Licensing Transaction (x) for securities of Lexicon up to (but not exceeding) the fair market value of such securities, determined, in the case of Lexicon Common Stock, in a manner consistent with the provisions of Section 2(f), with any excess over such fair market value, for clarity, being deemed Partnership Payments as contemplated by Section 2(b)(v), or (y) that constitute an advancement or reimbursement of expenses incurred by Lexicon for the research or development of any LG103 Product after entering into such Licensing Transaction (whether such payments are in the form of or characterized as an advance of such expenses, reimbursement of such expenses, or a payment upon the achievement of a specified milestone for which such expenses were incurred), up to (but not exceeding) the amount of LG103 Product Development Expenses (as defined in Section 22 hereof) incurred by Lexicon for the research or development of such LG103 Product after entering into such Licensing Transaction (“Allowed Reimbursed Expenses”), with any excess over such Allowed Reimbursed Expenses, for clarity, being deemed Partnership Payments.

(ii)           The Base Payment Balance will be reduced by fifty percent (50%) of all LG103 Product Development Expenses, which reduction shall in any event be no greater in the aggregate than Fifteen Million Dollars ($15,000,000) (any such reduction, the “Base Payment Reduction”).  In the event of a Base Payment Reduction, the Maximum Contingent Payments Amount (as defined in Section 22 hereof) payable will be increased by the same amount of the Base Payment Reduction, with such increase being referred to as the “Recapture-Eligible Amount.”  For clarity, until the Base Payment Balance is reduced to zero (or, if earlier, July 30, 2013), the amount of the Base Payment Balance (and, in the case of the following clause (A), the corresponding Base Payment Reduction, Recapture-Eligible Amount and Maximum Contingent Payments Amount) will be determined on a continuing net basis after taking account (A) reductions in the Base Payment Balance for expenses in accordance with the foregoing provisions after taking into account any Allowed Reimbursed Expenses offsetting any such expenses and (B) any payments by Lexicon credited against the Base Payment Balance.  To the extent Lexicon receives Partnership Payments that would result in Holdings receiving Contingent Payments in excess of the Maximum Contingent Payments Amount, then Holdings shall receive such additional Contingent Payments and the Base Payment Balance shall be reduced dollar for dollar by the amount in excess above the Maximum Contingent Payment Amount.  Notwithstanding the foregoing, in no event, other than as set forth in Section 3(b)(viii), shall the sum of the Base Payment Balance and all Contingent Payments (including for the avoidance of doubt any payments made pursuant to Section 2(b)(iii) below) exceed Eighty Million Dollars ($80,000,000), and in no event shall Holdings be required to repay to Lexicon any amounts received for the Base Payment Balance or the Contingent Payments.

(iii)           In the event that Lexicon receives regulatory approval in the United States (consisting of approval by the U.S. Food and Drug Administration of a New Drug Application) for the marketing and sale of any LG103 Product (“U.S. Regulatory Approval”) prior to entering into any Licensing Transaction under which Lexicon grants a third party rights to commercialize such LG103 Product in the United States, Lexicon shall pay Holdings, upon U.S. Regulatory Approval and in lieu of any Contingent Payments from entering into any Licensing Transaction in the United States with respect to such LG103 Product, an amount equal to the lesser of (x) the sum of (A) any Recapture-Eligible Amount attributable to the development of such LG103 Product plus (B) Fifteen Million Dollars ($15,000,000), with such sum being reduced by fifty percent (50%) of any Contingent Payments paid prior to U.S. Regulatory Approval attributable to any Licensing Transaction outside of the United States with respect to such LG103 Product (a “Foreign Partnership”), provided that the maximum amount of any such reduction shall in no event exceed fifty percent (50%) of the sum of (A) and (B) above, and (y) the balance of the Maximum Contingent Payment Amount.  In the event that Lexicon makes such payment upon U.S. Regulatory Approval, Lexicon will have no obligation to make subsequent Contingent Payments attributable to any Foreign Partnerships with respect to such LG103 Product until the proceeds of such Foreign Partnerships exceed fifty percent (50%) of the payment made as a result of U.S. Regulatory Approval (for illustration purposes, if the U.S. Regulatory Approval payment with respect to such LG103 Product were $20,000,000, then Contingent Payments would resume when the subsequently-received proceeds of the Foreign Partnership with respect to such LG103 Product exceeded $10,000,000).

(iv)           Lexicon shall promptly, and in no event later than thirty (30) days, pay Holdings any Contingent Payment upon its receipt of any Partnership Payment (or, as applicable, of U.S. Regulatory Approval) giving rise to such Contingent Payment.

(v)           If Lexicon enters into a Licensing Transaction that includes, as part of its terms, the purchase of Lexicon Common Stock or other Lexicon securities at a premium to the then fair market value of such securities (in the case of Lexicon Common Stock, using the valuation methodology set forth in Section 2(f)), then the aggregate premium paid will be treated as a Partnership Payment for purposes of determining Contingent Payments.

(c)           Form of Payment.  The Base Payment Balance and the Contingent Payments may be paid in cash, Lexicon Common Stock or in a combination of cash and Lexicon Common Stock, at the sole discretion of Lexicon; provided that any payment made on or prior to July 30, 2012 shall contain a minimum value of fifty percent (50%) of Lexicon Common Stock and any payment made after July 30, 2012 shall contain a maximum value of fifty percent (50%) of Lexicon Common Stock, in each case, determined in accordance with Section 2(f) hereof.

(d)           Purchase Price.  The aggregate payments to be made to Holdings set forth in Section 2(b) shall constitute the “Purchase Price”.   For clarity, in no event other than as set forth in Section 3(b)(viii) shall the Purchase Price exceed Ninety Million Dollars ($90,000,000) in the aggregate.

(e)           Surrender of Symphony Icon Equity Securities; Symphony Icon Board; Insurance Policies.  Subject to the terms and conditions of this Agreement, on the Closing Date, Holdings shall surrender to Lexicon its certificates representing its Symphony Icon Equity Securities, and shall convey good title to such Symphony Icon Equity Securities, free from any Encumbrances and from any and all restrictions that any sale, assignment or other transfer of such Symphony Icon Equity Securities be consented to or approved by any Person.  On or prior to the Closing Date, Holdings shall remove all directors serving on the Symphony Icon Board, other than the Lexicon Director, as of the Closing Date.  On or prior to the Closing Date, Holdings shall cause Symphony Icon to deliver the Insurance Policies to Lexicon and itself in accordance with Section 5(b)(xiii) hereof.

(f)           Valuation of Lexicon Stock.  In the event that Lexicon elects to pay part of the Purchase Price through the delivery to Holdings of Lexicon Common Stock, the value per share thereof (the “Lexicon Common Stock Valuation”) shall equal the average closing price of Lexicon Common Stock, as reported by the NASDAQ Global Market, or other national exchange that is the primary exchange on which Lexicon Common Stock is listed, for the twenty (20) trading days immediately preceding (but not including) the second trading day prior to the applicable Payment Date.  If Lexicon Common Stock is not traded on a national exchange or the NASDAQ Global Market, then Lexicon shall be obligated to pay the Purchase Price solely in cash.  Lexicon shall calculate the Lexicon Common Stock Valuation in accordance with this Section 2(f), subject to review and confirmation by Holdings.

(g)           Share Certificates. Any stock certificate(s) issued by Lexicon for Lexicon Common Stock pursuant to this Section 2 may contain a legend (the “33 Act Legend”) substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND THE SAME HAVE BEEN ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER SUCH SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

This legend shall be removed by Lexicon, subject to, and in accordance with, the terms of Section 3(b)(iii) hereof.

(h)           Conditions Precedent to Lexicon Stock Issuances.  Prior to issuing, and as a condition precedent to Lexicon’s ability to issue, any Lexicon Common Stock to Holdings as payment of the Purchase Price, Lexicon shall:

(i)           in the event that Lexicon is eligible to include all of the Lexicon Common Stock to be issued to Holdings in full or partial payment of any installment of the Purchase Price in a Registration Statement that is effective under the Securities Act or that may become effective under the Securities Act upon filing with the SEC, Lexicon shall include such Lexicon Common Stock or file such Registration Statement prior to the Payment Date; or if Lexicon is not so eligible, it shall (A) be eligible to file a short form Registration Statement on Form S-3 under the Securities Act (or any successor form providing for forward incorporation by reference) permitting the immediate resale without restriction of all Lexicon Common Stock to be issued to Holdings in full or partial payment of any installment of the Purchase Price; (B) not have any unresolved staff comments from the SEC staff regarding any filing with the SEC; (C) not be the subject of any stop order with respect to any registration under the Securities Act; (D) be current in its reporting obligations under the Exchange Act; (E) file the Registration Statement referred to in clause (A) prior to the Payment Date immediately upon determination of the number of shares of Lexicon Common Stock to be issued to Holdings on the relevant Payment Date; and (F) use its best efforts to have such Registration Statement declared effective prior to the Payment Date or as soon thereafter as possible;

(ii)           provide evidence reasonably acceptable to Holdings that such Lexicon Common Stock has been approved for listing on the NASDAQ Global Market or such other national market on which the Lexicon Common Stock is then listed;

(iii)           cooperate with any necessary HSR Filings by Holdings and shall pay the HSR Filing fee on behalf of Holdings and promptly reimburse Holdings for any fees, costs and expenses (including the reasonable fees of counsel) in connection with such filings;

(iv)           not make any Partial Stock Payment to Holdings or an Affiliate of Holdings to which Holdings has assigned its payment rights under the Agreement in accordance with Section 7(a) (each, a “Symphony Payment Recipient”) to the extent that, immediately prior to the time of such payment, such Symphony Payment Recipient (whether on its own account or as part of a “group” for purposes of Section 16 of the Exchange Act, such Persons, the “Symphony Reporting Persons”) is subject to the reporting and short-swing liability provisions of Section 16 of the Exchange Act (the “Section 16 Threshold”) solely as a result of the Lexicon Common Stock acquired from Lexicon under this Agreement and the transactions contemplated hereby; provided that

(A)           if, prior to the second anniversary of the Closing Date, payment by Lexicon to a Symphony Payment Recipient of any Contingent Payment (or portion thereof) in Lexicon Common Stock would result in any Symphony Reporting Person meeting or exceeding the Section 16 Threshold, Lexicon may, at its sole option, reduce the portion of such Contingent Payment otherwise payable in Lexicon Common Stock pursuant to Section 2(c) to the extent necessary for such Symphony Reporting Person to avoid meeting or exceeding the Section 16 Threshold;

(B)           on the Closing Date, Holdings shall certify to Lexicon the number of shares of Lexicon Common Stock owned by the Symphony Reporting Persons; and

(C)           within ten (10) Business Days of any change in the number of shares of Lexicon Common Stock owned by the Symphony Reporting Persons, Holdings shall certify to Lexicon the number of shares of Lexicon Common Stock owned by the Symphony Reporting Persons;

(v)           certify that Holdings has not been provided with any material non-public information that remains such at the time Lexicon issues any Lexicon Common Stock to Holdings in full or partial payment of an installment of the Purchase Price; and

(vi)           if applicable, prior to each Partial Stock Payment, the Lexicon Board shall have adopted resolutions, reasonably satisfactory to Holdings, approving the issuance of the Lexicon Common Stock to Holdings for purposes of Section 203(a)(1) of the Delaware General Corporation Law (the “DGCL”), such that the restrictions on “business combinations” set forth in Section 203 of the DGCL shall not apply to Lexicon and Holdings as a result of such issuances.

It is hereby expressly agreed and understood that the conditions set forth in this clause (h) are for the exclusive benefit of, and may be waived only in writing by, Holdings.  If any such condition is not satisfied or waived at the time of any payment, Lexicon shall be obligated to pay the entire amount of the applicable portion of the Purchase Price in cash in lieu of Lexicon Common Stock.

(i)           Government Approvals.  On or prior to the Closing Date, each of Lexicon, Symphony Icon and Holdings shall have taken all necessary action to cause all Governmental Approvals with respect to such Party (including, without limitation, the preparing and filing of any pre-merger notification and report forms required under the HSR Filings required to be in effect in connection with the transactions contemplated by this Agreement) to be in effect; provided, however, that with respect to Government Approvals required by a Governmental Authority other than the United States federal government and its various branches and agencies, the Parties’ obligations under this Section 2(i) shall be limited to causing to be in effect only those Government Approvals, the failure of which to be in effect would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of the Parties.  Each of Symphony Icon and Lexicon shall pay its own costs associated with taking such action.  Symphony Icon shall pay any costs of Holdings associated with obtaining Government Approvals required in connection with the exercise of the Purchase Option.  All other costs and expenses of Holdings shall be paid by Holdings pursuant to Section 8(b) hereof, including any costs arising from any error in Holdings’ initial valuation of its investment in Symphony Icon.

(j)           Transfer of Title.  Transfer of title to Lexicon of all of the Symphony Icon Equity Securities shall be deemed to occur automatically on the Closing Date, subject to the payment by Lexicon of the Closing Date Payment, the commitment by Lexicon to pay the balance of the Purchase Price and its performance of its other obligations herein required to be performed, and under the Registration Rights Agreement, as applicable, to the reasonable satisfaction of Holdings, and thereafter Symphony Icon shall treat Lexicon as the sole holder of all Symphony Icon Equity Securities, notwithstanding any failure of Holdings to tender certificates representing such shares to Lexicon in accordance with Section 2(c) hereof.  After the Closing Date, Holdings shall have no rights in connection with such Symphony Icon Equity Securities other than the right to receive the Purchase Price; provided, however, that nothing in this Section 2(j) shall affect the survivability of any indemnification provision in this Agreement upon termination of this Agreement.

(k)           Consents and Authorizations.  Lexicon has obtained all consents and authorizations necessary from stockholders and/or its board of directors for the consummation of the exercise and closing of the Purchase Option, as may be required under the organizational documents of Lexicon, any prior stockholders or board resolution, any stock exchange or similar rules or any applicable law; provided, however, that with respect to consents or authorizations required by a Governmental Authority other than the United States federal government and its various branches and agencies, the Parties’ obligations under this Section 2(k) shall be limited to obtaining only those consents and authorizations, the failure of which to be obtained would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of the Parties.

Section 2A.                      Change of Control.  Within thirty (30) days following a Change of Control with a third party that is principally engaged in the business of developing and/or commercializing pharmaceutical products, Lexicon shall promptly (a) pay Holdings the amount of the unpaid Base Payment Balance; provided that if such Change of Control results in all outstanding shares of Lexicon Common Stock being converted into the right to receive other consideration or otherwise being cancelled and ceasing to exist, the portion of such unpaid Base Payment Balance that may otherwise be payable in Lexicon Common Stock pursuant to Section 2(c) may be paid in a manner consistent with the form and type of the consideration received by the holders of Lexicon Common Stock in such Change of Control, and (b) notify Holdings of its good faith intention, in light of such Change of Control, to enter into Licensing Transactions for the commercialization of the LG103 Products or to commercialize the LG103 Products on its own (together with its Affiliates, including the ultimate parent of Lexicon in such Change of Control), in each case in major markets including the United States, Europe and Japan.  In the event that Lexicon fails to deliver such notice, or if it notifies Holdings of its good faith intention to commercialize the LG103 Products on its own (together with its Affiliates, including the ultimate parent of Lexicon in such Change of Control) in the United States and either or both of Europe or Japan, then Lexicon shall pay Holdings, within thirty (30) days of such notice, the amount of the sum of the Base Payment Balance plus the Maximum Contingent Payment Amount, in each case, reduced by any amounts already paid (the “Acceleration Payment”); provided that if such Change of Control results in all outstanding shares of Lexicon Common Stock being converted into the right to receive other consideration or otherwise being cancelled and ceasing to exist, the portion of such Base Payment Balance and Maximum Contingent Payment Amount that may otherwise be payable in Lexicon Common Stock pursuant to Section 2(c) may be paid in a manner consistent with the form and type of the consideration received by the holders of Lexicon Common Stock in such Change of Control; and provided further that, in the event Lexicon shall have elected to abandon the development of any LG103 Product, the amount of such Acceleration Payment shall be reduced by the Recapture-Eligible Amount associated with such abandoned LG103 Product.

Section 3.              Lexicon Representations, Warranties and Covenants.

(a)           As of the date hereof, Lexicon hereby represents and warrants, and, except to the extent that any of the following representations and warranties are limited to the date of this Agreement or otherwise limited, on and each Payment Date, shall be deemed to have represented and warranted, to Holdings and Symphony Icon that:

(i)           Organization.  Lexicon is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)           Authority and Validity.  Lexicon has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Lexicon of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of Lexicon, and no other proceedings on the part of Lexicon are necessary to authorize this Agreement or for Lexicon to perform its obligations under this Agreement.  This Agreement constitutes the lawful, valid and legally binding obligation of Lexicon, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(iii)           No Violation or Conflict.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (A) violate, conflict with or result in the breach of any provision of the Organizational Documents of Lexicon, (B) as of the date of this Agreement and each Payment Date if Lexicon elects to pay part of the Purchase Price through the delivery of Lexicon Common Stock (a “Partial Stock Payment”), conflict with or violate any law or Governmental Order applicable to Lexicon or any of its assets, properties or businesses, or (C) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Lexicon, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Lexicon is a party except, in the case of clauses (B) and (C), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lexicon.

(iv)           Governmental Consents and Approvals.  Other than any HSR Filings which, if such HSR Filings are required pursuant to Section 2(i) hereof, will be obtained on or prior to the Closing Date, the execution, delivery and performance of this Agreement by Lexicon do not, and the consummation of the transactions contemplated hereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lexicon.

(v)           Litigation.  As of (A) the date of this Agreement, except as disclosed in any Lexicon Public Filings available as of the date hereof, and (B)  each Payment Date if Lexicon elects to make a Partial Stock Payment, there are no actions by or against Lexicon pending before any Governmental Authority or, to the knowledge of Lexicon, threatened to be brought by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lexicon.  There are no pending or, to the knowledge of Lexicon, threatened actions, to which Lexicon is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto.  As of the date of this Agreement, and as of each Payment Date if Lexicon elects to make a Partial Stock Payment, Lexicon is not subject to any Governmental Order (nor, to the knowledge of Lexicon, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lexicon.

(b)           Lexicon hereby covenants and agrees with Holdings as follows:

(i)           Immediately prior to any Payment Date, Lexicon shall have sufficient amounts of cash and, if applicable, sufficient authorized but unissued and nonassessable shares of Lexicon Common Stock available to satisfy the portion of the Purchase Price to be paid in cash or Lexicon Common Stock on such Payment Date.  Lexicon shall have, on each Payment Date, complied with the requirements of Section 2(h)(i) above for the resale of any such shares of Lexicon Common Stock to be delivered in partial satisfaction of the Purchase Price on such Payment Date, accompanied by evidence reasonably acceptable to Holdings that such Lexicon Common Stock has been approved for listing on the NASDAQ Global Market or such other national market on which the Lexicon Common Stock is then listed.  Lexicon shall deliver to Holdings on or prior to any Partial Stock Payment a legal opinion from Lexicon’s general counsel, or such other counsel as Lexicon and Holdings shall mutually agree, which opinion shall be, in form and substance, reasonably acceptable to Holdings.

(ii)           If Lexicon elects to satisfy any portion of the Purchase Price in Lexicon Common Stock, Lexicon, on each Payment Date, shall convey good and marketable title to such Lexicon Common Stock, free from any Encumbrances and any and all other restrictions that any issuance, sale, assignment or other transfer of such Lexicon Common Stock be consented to or approved by any Person.

(iii)           If the share certificates representing such Lexicon Common Stock include the 33 Act Legend (as set forth in Section 2(g) hereof), Lexicon shall, within two (2) Business Days of receiving a request from Holdings or any “Investor” (as defined in the Registration Rights Agreement), remove or cause to be removed the 33 Act Legend from such share certificates as Holdings or such Investor shall designate, so long as (x) the Lexicon Common Stock represented by such share certificates has been transferred to a third party in compliance with the registration requirements of the Securities Act or an available exemption therefrom, and (y) Lexicon receives a certification from Holdings, such Investor or a securities broker designated by Holdings or such Investor to the effect that the sale of such Lexicon Common Stock was made under a Registration Statement and accompanied by the delivery of a current prospectus.

(iv)           Upon the termination of this Agreement pursuant to Section 9 hereof, or as soon thereafter as is practical, Lexicon shall (A) in accordance with and pursuant to Sections 2.7 and 2.8 of the Novated and Restated Technology License Agreement, deliver to Symphony Icon all Regulatory Files and Tangible Materials, and (B) in accordance with and pursuant to Section 2.11 of the Novated and Restated Technology License Agreement, provide and supply, or cause to be provided and supplied, finished dosage form of the Products.

(v)           Lexicon shall maintain the separate corporate existence of Symphony Icon for a minimum of one (1) year following the Closing Date, unless such maintenance would have a Material Adverse Effect on Lexicon or any of its Affiliates.

(vi)           Lexicon shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement filed in accordance with Section 2(h)(i) until the expiration of two years after the final Payment Date in which shares of Lexicon Common Stock are issued in a Partial Stock Payment, or such earlier time as all shares held by Holdings are eligible for resale under Rule 144 of the Securities Act.

(vii)           Lexicon shall use commercially reasonable efforts, as conclusively determined by Lexicon’s Board of Directors in its good faith discretion (taking into account scientific, medical, market and competitive factors, Lexicon’s financial condition, portfolio management considerations, and such other factors as it deems relevant), to develop and, following requisite regulatory approvals, commercialize one or more LG103 Products.

(viii)           In the event Lexicon’s Board of Directors shall determine, in its sole discretion, to abandon all further efforts relating to the development and/or commercialization of all LG103 Products (the “Abandoned Products”), Lexicon shall provide Holdings with written notice of such determination within ten (10) Business Days.  For a period of up to eighteen months following delivery of such notice, to the extent requested by Holdings, Lexicon shall reasonably cooperate with Holdings, at Holdings’ expense, in identifying and concluding one or more Licensing Transactions; provided, for clarity, that Lexicon shall not be obligated to enter into any Licensing Transaction that imposes any obligation on Lexicon other than the grant of a license and the customary related obligations (excluding, without limitation, indemnification, financial or monetary obligations of any kind) in connection with granting such license under the relevant Licensed Intellectual Property relating to such LG103 Products.  The consideration received for any Licensing Transaction(s) for an Abandoned Product(s) (an “Abandoned Product Partnership Payment”) shall be divided equally between Lexicon and Holdings and shall not be subject to the Purchase Price limitation set forth in Section 2(d).

(ix)           Lexicon shall permit the representatives of Holdings (including Holdings’ members and their respective representatives) and each Symphony Fund, at each of their own expense and upon reasonable prior notice to Lexicon, to visit the principal executive office of Lexicon, to discuss the LG103 Financial Information (as defined in Section 3(b)(x)) with Lexicon’s officers and (with the consent of Lexicon, which consent will not be unreasonably withheld) its Auditors, all at such reasonable times and as often as may be reasonably requested in writing.

(x)           Lexicon will keep complete, proper and separate books of record and account for the LG103 Products, including a record of all costs and expenses incurred (recorded using a method consistent with past practices under this Agreement), all charges made, all credits made and received, the Base Payment Balance, the Recapture Eligible Amount, the calculation of any Contingent Payments, and all income derived in connection with LG103 Products, all in accordance with GAAP, in each case to the extent necessary to enable Lexicon to comply with the periodic reporting requirements of this Agreement, and will promptly notify Holdings if it adopts or changes any accounting principle pursuant to a change in GAAP or applicable Law (such information, the “LG103 Financial Information”).  Within ten (10) Business Days following each quarter, Lexicon shall provide Holdings a report setting forth in reasonable detail the financial performance for the LG103 Products, including without limitation the LG103 Product Development Expenses incurred during the prior quarter (on a product by product basis), a calculation of the Base Payment Balance, the Recapture Eligible Amount and the calculation of any Contingent Payments.

Section 4.               Holdings Representations and Warranties.

(a)           As of the date hereof, Holdings hereby represents and warrants that:

(i)           Organization.  Holdings is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

(ii)           Authority and Validity.  Holdings has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Holdings of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of Holdings, and no other proceedings on the part of Holdings are necessary to authorize this Agreement or for Holdings to perform its obligations under this Agreement.  This Agreement constitutes the lawful, valid and legally binding obligation of Holdings, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(iii)           No Violation or Conflict.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (A) violate, conflict with or result in the breach of any provision of the Organizational Documents of Holdings, (B) as of the date of this Agreement, conflict with or violate any law or Governmental Order applicable to Holdings or any of its assets, properties or businesses, or (C) as of the date of this Agreement, conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Holdings, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Holdings is a party except, in the case of clauses (B) and (C), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.

(iv)           Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by Holdings do not, and the consummation of the transactions contemplated hereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.

(v)           Litigation.  As of the date of this Agreement, there are no actions by or against Holdings pending before any Governmental Authority or, to the knowledge of Holdings, threatened to be brought by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.  There are no pending or, to the knowledge of Holdings, threatened actions to which Holdings is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto.  As of the date of this Agreement, Holdings is not subject to any Governmental Order (nor, to the knowledge of Holdings, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.

(vi)           Stock Ownership.  All of Symphony Icon’s issued and outstanding Symphony Icon Equity Securities are owned beneficially and of record by Holdings, free and clear of any and all encumbrances.

(vii)           Accredited Investor.

(A)           Holdings is and will remain at all relevant times an Accredited Investor.

(B)           Holdings has relied completely on the advice of, or has consulted with or has had the opportunity to consult with, its own personal tax, investment, legal or other advisors and has not relied on Lexicon or any of its Affiliates for advice related to any offer and sale of Lexicon Common Stock in connection with the Purchase Option.  Holdings has reviewed the Investment Overview and is aware of the risks disclosed therein.  Holdings acknowledges that it has had a reasonable opportunity to conduct its own due diligence with respect to the Products, the Programs, Symphony Icon, Lexicon and the transactions contemplated by the Operative Documents.

(C)           Holdings is able to bear the economic risk of such investment for an indefinite period and to afford a complete loss thereof.

(D)           Holdings agrees that the Lexicon Common Stock may not be resold (A) without registration thereof under the Securities Act (unless an exemption from such registration is available), or (B) in violation of any law.

(E)           No person or entity acting on behalf of, or under the authority of, Holdings is or will be entitled to any broker’s, finder’s, or similar fees or commission payable by Lexicon or any of its Affiliates.

Section 5.               Symphony Icon Representations, Warranties and Covenants.

(a)           As of the date hereof, Symphony Icon hereby represents and warrants that:

(i)           Organization.  Symphony Icon is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)           Authority and Validity.  Symphony Icon has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Symphony Icon of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of Symphony Icon, and no other proceedings on the part of Symphony Icon are necessary to authorize this Agreement or for Symphony Icon to perform its obligations under this Agreement.  This Agreement constitutes the lawful, valid and legally binding obligation of Symphony Icon, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(iii)           No Violation or Conflict.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (A) violate, conflict with or result in the breach of any provision of the Organizational Documents of Symphony Icon, (B) conflict with or violate any law or Governmental Order applicable to Symphony Icon or any of its assets, properties or businesses, or (C) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Symphony Icon, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Symphony Icon is a party except, in the case of clauses (B) and (C), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony Icon.

(iv)           Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by Symphony Icon do not, and the consummation of the transactions contemplated hereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony Icon.

(v)           Litigation.  There are no actions by or against Symphony Icon pending before any Governmental Authority or, to the knowledge of Symphony Icon, threatened to be brought by or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony Icon.  There are no pending or, to the knowledge of Symphony Icon, threatened actions to which Symphony Icon is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto.  Symphony Icon is not subject to any Governmental Order (nor, to the knowledge of Symphony Icon, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony Icon.

(vi)           Capitalization.  Holdings is the beneficial and record owner of all issued and outstanding Symphony Icon Equity Securities.  No shares of Symphony Icon capital stock are held in treasury by Symphony Icon or any Symphony Icon Subsidiary.  All of the issued and outstanding Symphony Icon Equity Securities (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance with all applicable state and federal securities laws, and (C) were not issued in violation of any preemptive rights or rights of first refusal.  No preemptive rights or rights of first refusal exist with respect to any Symphony Icon Equity Securities and no such rights will arise by virtue of or in connection with the transactions contemplated hereby (other than for the Purchase Option).  Other than the Purchase Option, there are no outstanding options, warrants, call rights, commitments or agreements of any character to acquire any Symphony Icon Equity Securities.  There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Symphony Icon.  Symphony Icon is not obligated to redeem or otherwise acquire any of its outstanding Symphony Icon Equity Securities.

(b)           Symphony Icon covenants and agrees that:

(i)           Symphony Icon will comply with all laws, ordinances or governmental rules or regulations to which it is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other Governmental Approvals necessary to the ownership of its properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other Governmental Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony Icon.

(ii)           Symphony Icon will file (or cause to be filed) all material tax returns required to be filed by it and pay all taxes shown to be due and payable on such returns and all other taxes imposed on it or its assets to the extent such taxes have become due and payable and before they have become delinquent and shall pay all claims for which sums have become due and payable that have or might become attached to the assets of Symphony Icon; provided, that Symphony Icon need not file any such tax returns or pay any such tax or claims if (A) the amount, applicability or validity thereof is contested by Symphony Icon on a timely basis in good faith and in appropriate proceedings, and Symphony Icon has established adequate reserves therefor in accordance with GAAP on the books of Symphony Icon or (B) the failure to file such tax returns or the nonpayment of such taxes and assessments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Symphony Icon.

(iii)           Symphony Icon will at all times preserve and keep in full force and effect its corporate existence.

(iv)           Symphony Icon will keep complete, proper and separate books of record and account, including a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the business of Symphony Icon, all in accordance with GAAP (which GAAP shall be conformed to those used by Lexicon to the extent practicable), in each case to the extent necessary to enable Symphony Icon to comply with the periodic reporting requirements of this Agreement, and will promptly notify Lexicon if it adopts or changes any accounting principle pursuant to a change in GAAP or applicable Law.

(v)           Symphony Icon will perform and observe in all material respects all of the terms and provisions of each Operative Document to be performed or observed by it, maintain each such Operative Document to which it is a party, promptly enforce in all material respects each such Operative Document in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by Holdings or Lexicon and make to each other party to each such Operative Document such demands and requests for information and reports or for action as Symphony Icon is entitled to make under such Operative Document.

(vi)           Symphony Icon shall permit the representatives of Holdings (including Holdings’ members and their respective representatives), each Symphony Fund and Lexicon, at each of their own expense and upon reasonable prior notice to Symphony Icon, to visit the principal executive office of Symphony Icon, to discuss the affairs, finances and accounts of Symphony Icon with Symphony Icon’s officers and (with the consent of Symphony Icon, which consent will not be unreasonably withheld) its Auditors, all at such reasonable times and as often as may be reasonably requested in writing.

(vii)           Symphony Icon shall permit each Symphony Fund, at its own expense and upon reasonable prior notice to Symphony Icon, to inspect and copy Symphony Icon’s books and records and inspect Symphony Icon’s properties at reasonable times.

(viii)           Symphony Icon shall allow Lexicon or its designated representatives to have reasonable visitation and inspection rights with regard to the Programs and materials, documents and other information relating thereto.

(ix)           Symphony Icon shall permit each Symphony Fund to consult with and advise the management of Symphony Icon on matters relating to the research and development of the Programs in order to develop the Product in accordance with the terms or provisions of the Amended and Restated Research and Development Agreement.

(x)           On the Closing Date, or as soon thereafter as is practical, Symphony Icon shall deliver to Lexicon all materials, documents, files and other information relating to the Programs (or, where necessary, copies thereof).

(xi)           Symphony Icon shall indemnify the directors and officers of Symphony Icon against liability incurred by reason of the fact that such Person is or was a director or officer of Symphony Icon, as permitted by Article VII of the Symphony Icon Charter and Section 9.01 of the Symphony Icon By-laws, as set forth in, and on the terms of, the Indemnification Agreement and the RRD Services Agreement, respectively.

(xii)           Symphony Icon shall comply with, and cause any Persons acting for it to comply with, the terms of the Investment Policy with respect to the investment of any funds held by it.

(xiii)           On or prior to the Closing Date, Symphony Icon shall pay for a non-cancelable clinical trial insurance policy and a non-cancelable directors and officers liability insurance policy, in each case in form and substance reasonably satisfactory to Holdings (such policies, the “Insurance Policies”), covering claims made or reported for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of Symphony Icon on or prior to the Closing Date.

(c)           Symphony Icon covenants and agrees that it shall not, and shall cause its Subsidiaries (if any) not to, without Lexicon’s prior written consent (such consent, in the case of clause (x) below, not to be unreasonably withheld):

(i)           issue any Symphony Icon Equity Securities or any Equity Securities of any Subsidiary thereof; provided, however, that in any event any such Symphony Icon Equity Securities shall be issued subject to the Purchase Option;

(ii)           redeem, repurchase or otherwise acquire, directly or indirectly, any Symphony Icon Equity Securities or the Equity Securities of any Subsidiary of Symphony Icon;

(iii)           create, incur, assume or permit to exist (A) any Encumbrance over or on any of its assets, other than (x) statutory liens or (y) liens created in the ordinary course of Symphony Icon’s business securing obligations valued at less than $250,000 in the aggregate principal amount at any one time outstanding (unless the Development Committee shall authorize the existence of ordinary course liens securing obligations valued at greater than $250,000), or (B) Debt other than any Debt owing to parties not affiliated with Symphony Icon incurred pursuant to the Operative Documents and the Development Budget (including payables incurred in the ordinary course of business) (“Excepted Debt”); provided, however, that the aggregate outstanding principal amount of all Excepted Debt for borrowed money (including the amount of Debt secured by any Encumbrances permitted pursuant to clause (A)) shall not exceed $500,000 at any time;

(iv)           declare or pay dividends or other distributions on any Symphony Icon Equity Securities other than any dividend declared out of funds released by the Development Committee pursuant to Section 8.1 of the Amended and Restated Research and Development Agreement, from the proceeds of (x) the exercise of a Discontinuation Option, or (y) a sale or license of a discontinued Program to a third party, in each case in respect of which Symphony Icon shall be entitled to pay (subject to the existence of lawfully available funds) a dividend equal to the net amount (such net amount calculated as the gross proceeds received less amounts required to be paid in respect of any and all corporate taxes owed by Symphony Icon as a result of the receipt of such gross amounts) of such Discontinuation Price or the amounts received from such third party, as the case may be;

(v)           enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself, or convey, transfer, license, lease or otherwise dispose of all, or a material portion of, its properties, assets or business;

(vi)           other than in respect of the Programs, engage in the development of products for any other company or engage or participate in the development of products or engage in any other material line of business;

(vii)           other than entering into, and performing its obligations under, the Operative Documents and participating in the Programs, engage in any action that negates or is inconsistent with any rights of Lexicon set forth herein;

(viii)           (A) other than as contemplated by the RRD Services Agreement and Section 6.2 of the Amended and Restated Research and Development Agreement, hire, retain or contract for the services of, any employees until the termination of such agreements, or (B) appoint, dismiss or change any RRD Investment Personnel;

(ix)           incur any financial commitments in respect of the development of the Programs other than those set forth in the Development Plan and the Development Budget, or those approved by the Development Committee and, if so required by the terms of Paragraph 11 of the Development Committee Charter, the Symphony Icon Board in accordance with the Operative Documents;

(x)           other than any transaction contemplated by the Operative Documents, enter into or engage in any Conflict Transactions without (x) if the Symphony Icon Board shall have less than five (5) members, the prior approval of all the members of the Symphony Icon Board, or (y) if the Board shall have five (5) members, the prior approval of a majority of the Disinterested Directors of the Symphony Icon Board; or

(xi)           waive, alter, modify, amend or supplement in any manner whatsoever any material terms and conditions of the RRD Services Agreement, the Subscription Agreement, the Research Cost Sharing, Payment and Extension Agreement, or Articles 4 and 6 of the Amended and Restated Research and Development Agreement, except in compliance with the terms of the Operative Documents.

(d)           Symphony Icon covenants and agrees to deliver, cause to be delivered, and provide access thereto, to each other Party, each Symphony Fund, and such Auditors as Lexicon may designate, so long as such Auditors shall (x) be subject to confidentiality requirements at least as stringent as the Confidentiality Agreement or (y) be the Lexicon Accounting Advisor retained pursuant to an agreement which incorporates confidentiality provisions substantially the same as the ones incorporated in the agreements in effect between Lexicon and such Lexicon Accounting Advisor as of the Closing Date:

(i)           upon request, copies of the then current Development Plan for each quarter, on or before March 31, June 30, September 30, and December 31 of each year;

(ii)           upon request, copies of the then current Development Budget for each quarter, including a report setting forth in reasonable detail the projected expenditures by Symphony Icon pursuant to the Development Budget, on or before March 31, June 30, September 30, and December 31 of each year;

(iii)           prior to the close of each fiscal year, Symphony Icon shall cause the Manager to seek to obtain from the Symphony Icon Auditors schedules of certain financial information to be provided to Lexicon’s Auditors in connection with the Symphony Icon Auditors’ audit of Symphony Icon.  Within fifteen (15) Business Days after the close of each fiscal year, Symphony Icon (or the Manager acting on its behalf) will provide Lexicon’s Auditors with the Client Schedules.  If the Symphony Icon Auditors deliver the notice or listing of required Client Schedules after the end of the fiscal year, Symphony Icon (or the Manager acting on its behalf) will provide the completed Client Schedules to Lexicon’s Auditors within fifteen (15) Business Days of such receipt.  Following Lexicon’s Auditors’ review of the Client Schedules, Symphony Icon (or the Manager acting on its behalf) will promptly provide Lexicon’s Auditors with any reasonably requested back-up information related to the Client Schedules.

(iv)           prior to the close of each fiscal year, Lexicon’s Chief Financial Officer, the Symphony Icon Auditors, Lexicon’s Auditors and Symphony Icon (or the Manager acting on its behalf) shall agree to a completion schedule that will include (A) the provision by Symphony Icon to Lexicon of the financial information reasonably necessary for Lexicon to consolidate the financial results of Symphony Icon and (B) the following financial statements, including the related notes thereto, audited and certified by the Symphony Icon Auditors:  (1) a balance sheet of Symphony Icon as of the close of such fiscal year, (2) a statement of net income for such fiscal year, and (3) a statement of cash flows for such fiscal year.  Such audited annual financial statements shall set forth in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and Symphony Icon (or the Manager acting on its behalf) shall, to the extent that Symphony Icon (or the Manager acting on its behalf), using commercially reasonable means, can procure such an opinion, be accompanied by an opinion thereon of the Symphony Icon Auditors to the effect that such financial statements present fairly, in all material respects, the financial position of Symphony Icon and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(v)           within five (5) Business Days following each calendar month and receipt from Lexicon of its monthly invoice to Symphony Icon, current accrued monthly vendor expenses and prepaid expenses, Symphony Icon (or the Manager acting on its behalf) will provide to Lexicon:  (A) the unaudited balance sheet of Symphony Icon for the previous calendar month; (B) the unaudited statement of net income for such previous calendar month; (C)  the trial balance schedule for such previous calendar month; and (D) related account reconciliations for such previous calendar month (collectively, “Unaudited Financial Information”);

(vi)           within five (5) Business Days following its filing, a copy of each income tax return so filed by Symphony Icon with any foreign, federal, state or local taxing authority (including all supporting schedules thereto);

(vii)           any other documents, materials or other information pertaining to the Programs or Symphony Icon as Lexicon may reasonably request, including preliminary financial information and information and documentation of internal controls and reporting;

(viii)           promptly, and in any event within ten (10) days of receipt thereof, copies of any notice to Symphony Icon from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect on Symphony Icon;

(ix)           promptly upon receipt thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Symphony Icon;

(x)           promptly upon receipt thereof, copies of any other notices, requests, reports, financial statements and other information and documents received by Symphony Icon under or pursuant to any other Operative Document, including, without limitation, any notices of breach or termination of any subcontracts or licenses entered into or permitted pursuant to the Operative Documents; and

(xi)           with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of Symphony Icon or relating to the ability of Symphony Icon to perform its obligations hereunder and under the Operative Documents as from time to time may be reasonably requested by Lexicon and/or Holdings;

provided, that neither Symphony Icon, nor the Manager acting on behalf of Symphony Icon, shall have any liability to Lexicon for the failure to deliver financial documents or other materials hereunder, if such failure was caused by a failure of Lexicon to provide, in a timely manner, data required to prepare such financial documents or other materials to Symphony Lexicon in a timely manner.

Section 6.                Notice of Material Event.  Each Party covenants and agrees that, upon its acquiring Knowledge of (a) any breach by it of any representation, warranty, covenant or any other term or condition of this Agreement or (b) any other event or development that it expects, as conclusively determined by such Party in its good faith judgment, to be materially adverse to the other Party with respect to any Program or the transactions contemplated hereby (including, without limitation, Lexicon’s efforts to develop, commercialize and/or partner the LG103 Products), such Party shall promptly notify the other Party in writing within three (3) Business Days of acquiring such Knowledge in the case of Section 6(a) and within twenty (20) Business Days of acquiring such Knowledge in the case of Section 6(b); provided, that the failure to provide such notice shall not impair or otherwise be deemed a waiver of any rights any Party may have arising from such breach, event or development and that notice under this Section 6 shall not be deemed an admission by the Party providing such notice of any breach of any of the Operative Documents; and provided further that the failure to provide such notice pursuant to Section 6(b) shall not constitute a material default or breach of this Agreement for purposes of Section 9.

Section 7.                Assignment; Transfers; Legend.

(a)           Assignment and Transfers.  No Party may assign, delegate, transfer, sell or otherwise dispose of (collectively, “Transfer”), in whole or in part, any or all of its rights or obligations hereunder to any Person (a “Transferee”) without the prior written approval of the other Parties; provided that neither Lexicon nor Symphony Icon shall unreasonably withhold consent to any Transfer to an unrelated third party by Holdings of its rights to receive payment(s) of the Purchase Price hereunder; provided, further, that Holdings may Transfer without consent any or all of its rights hereunder to one or more of its Affiliates provided that such Affiliate exists and has the status of an Affiliate of Holdings as of the Closing Date.  For the avoidance of doubt, entering into a Licensing Transaction shall not be deemed a Transfer.

(b)           Legend.  Any certificates evidencing Symphony Icon Equity Securities shall bear a legend in substantially the following form:

THE SECURITIES OF SYMPHONY ICON, INC., EVIDENCED HEREBY ARE SUBJECT TO AN OPTION, HELD BY LEXICON PHARMACEUTICALS, INC., AS DESCRIBED IN AN AMENDED AND RESTATED PURCHASE OPTION AGREEMENT (THE “PURCHASE OPTION AGREEMENT”) DATED AS OF JULY 30, 2010, BY AND AMONG LEXICON PHARMACEUTICALS, INC. AND THE OTHER PARTIES THERETO, TO PURCHASE SUCH SECURITIES AT A PURCHASE PRICE DETERMINED PURSUANT TO SECTION 2 OF THE PURCHASE OPTION AGREEMENT, EXERCISABLE BY WRITTEN NOTICE AT ANY TIME DURING THE PERIOD SET FORTH THEREIN.  COPIES OF THE PURCHASE OPTION AGREEMENT ARE AVAILABLE AT THE PRINCIPAL PLACE OF BUSINESS OF SYMPHONY ICON, INC. AT 7361 CALHOUN PLACE, SUITE 325, ROCKVILLE, MARYLAND 20855, AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST WITHOUT COST.

Section 8.                      Costs and Expenses; Payments.

(a)           Symphony Icon Costs and Expenses.  Symphony Icon shall pay any of its ongoing legal expenses with respect to the transactions described in the Operative Documents from the funds allocated for such purpose in the Development Budget.

(b)           Costs and Expenses of the Purchase Option.  Except as otherwise specified in Section 2(i) hereof, each Party shall pay its own costs and expenses incurred in connection with the exercise of the Purchase Option.

(c)           Payments to Holdings.  Payment of the Purchase Price shall (i) in the case of payments of Lexicon Common Stock, Lexicon shall provide prior written notice to Holdings of such payment (pursuant to Section 13 hereof) two (2) Business Days in advance of such payment and Holdings shall provide written instructions to Lexicon regarding where Lexicon should send the Lexicon Common Stock and (ii) in the case of cash payments, be made by wire transfer of immediately available funds to an account specified in writing by Holdings and delivered to Lexicon (pursuant to Section 13 hereof).

Section 9.              Expiration; Termination of Agreement.

(a)           Termination.  This Agreement shall terminate

(i)           Upon the mutual written consent of Lexicon and Holdings; or

(ii)           upon written notice to Lexicon if Lexicon is in material default or breach of this Agreement that has resulted in, or would reasonably be expected to result in, a material adverse effect on Holdings’ rights under this Agreement, and such material default or breach continues unremedied for a period of thirty (30) days after written notice thereof is delivered to Lexicon.

Section 10.            Survival; Indemnification.

(a)           Survival of Representations and Warranties; Expiration of Certain Covenants.

(i)           The representations and warranties of the Parties contained in this Agreement shall survive for a period of one year from the making of such representations, except for representations and warranties contained in Sections 3(a)(i) and (ii), 4(a)(i) and (ii) and 5(a)(i) and (ii) hereof which shall survive indefinitely.  The liability of the Parties related to their respective representations and warranties hereunder shall not be reduced by any investigation made at any time by or on behalf of Holdings, Symphony Icon or Lexicon, as applicable.

(ii)           All of the covenants and agreements set forth in this Agreement shall survive indefinitely; provided that, following the Closing, the covenants and agreements of Symphony Icon set forth in Sections 5(b) and 5(d) may be waived or terminated by Lexicon, in its sole discretion, except for the covenants set forth in Sections 5(b)(xi).

(iii)           For the avoidance of doubt, Lexicon shall pay to Holdings the Contingent Payments set forth in Section 2(b) and the Abandoned Product Partnership Payments set forth in Section 3(b)(viii) when and as received, and such obligations shall survive indefinitely (including following any termination of this Agreement).

(b)           Indemnification.  To the greatest extent permitted by applicable law, Lexicon and Symphony Icon shall indemnify and hold harmless Holdings and Holdings shall indemnify and hold harmless Lexicon, and each of their respective Affiliates, officers, directors, employees, agents, partners, members, successors, assigns, representatives of, and each Person, if any (including any officers, directors, employees, agents, partners, members of such Person) who controls Holdings, Symphony Icon and Lexicon, as applicable, within the meaning of the Securities Act or the Exchange Act, (each, an “Indemnified Party”), from and against any and all actions, causes of action, suits, claims, losses, costs, interest, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (hereinafter, a “Loss”), incurred by any Indemnified Party to the extent resulting from, arising out of, or relating to:  (i) in the case of Lexicon being the Indemnifying Party, (A) any breach of any representation or warranty made by Lexicon herein or in Section 5.1 of the Novated and Restated Technology License Agreement, or (B) any breach of any covenant, agreement or obligation of Lexicon contained herein, and (ii) in the case of Holdings being the Indemnifying Party, (A) any breach of any representation or warranty made by Holdings or Symphony Icon herein, or (B) any breach of any covenant, agreement or obligation of Holdings or Symphony Icon contained herein.  To the extent that the foregoing undertaking by Lexicon or Holdings may be unenforceable for any reason, such Party shall make the maximum contribution to the payment and satisfaction of any Loss that is permissible under applicable law.

(c)           Notice of Claims.  Any Indemnified Party that proposes to assert a right to be indemnified under this Section 10 shall notify Lexicon or Holdings, as applicable (the “Indemnifying Party”), promptly after receipt of notice of commencement of any action, suit or proceeding against such Indemnified Party (an “Indemnified Proceeding”) in respect of which a claim is to be made under this Section 10, or the incurrence or realization of any Loss in respect of which a claim is to be made under this Section 10, of the commencement of such Indemnified Proceeding or of such incurrence or realization, enclosing a copy of all relevant documents, including all papers served and claims made, but the omission to so notify the applicable Indemnifying Party promptly of any such Indemnified Proceeding or incurrence or realization shall not relieve (x) such Indemnifying Party from any liability that it may have to such Indemnified Party under this Section 10 or otherwise, except, as to such Indemnifying Party’s liability under this Section 10, to the extent, but only to the extent, that such Indemnifying Party shall have been prejudiced by such omission, or (y) any other indemnitor from liability that it may have to any Indemnified Party under the Operative Documents.

(d)           Defense of Proceedings.  In case any Indemnified Proceeding shall be brought against any Indemnified Party, it shall notify the applicable Indemnifying Party of the commencement thereof as provided in Section 10(c), and such Indemnifying Party shall be entitled to participate in, and provided such Indemnified Proceeding involves a claim solely for money damages and does not seek an injunction or other equitable relief against the Indemnified Party and is not a criminal or regulatory action, to assume the defense of, such Indemnified Proceeding with counsel reasonably satisfactory to such Indemnified Party.  After notice from such Indemnifying Party to such Indemnified Party of such Indemnifying Party’s election so to assume the defense thereof and the failure by such Indemnified Party to object to such counsel within ten (10) Business Days following its receipt of such notice, such Indemnifying Party shall not be liable to such Indemnified Party for legal or other expenses related to such Indemnified Proceedings incurred after such notice of election to assume such defense except as provided below and except for the reasonable costs of investigating, monitoring or cooperating in such defense subsequently incurred by such Indemnified Party reasonably necessary in connection with the defense thereof.  Such Indemnified Party shall have the right to employ its counsel in any such Indemnified Proceeding, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:

(i)           the employment of counsel by such Indemnified Party at the expense of the applicable Indemnifying Party has been authorized in writing by such Indemnifying Party;

(ii)           such Indemnified Party shall have reasonably concluded in its good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between the applicable Indemnifying Party and such Indemnified Party in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes of action available to such Indemnified Party (it being agreed that in any case referred to in this clause (ii) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);

(iii)           the applicable Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party, to assume the defense of such Indemnified Proceeding within a reasonable time after notice of the commencement thereof; provided, however, that (A) this clause (iii) shall not be deemed to constitute a waiver of any conflict of interest that may arise with respect to any such counsel, and (B) an Indemnified Party may not invoke this clause (iii) if such Indemnified Party failed to timely object to such counsel pursuant to the first paragraph of this Section 10(d) above (it being agreed that in any case referred to in this clause (iii) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party); or

(iv)           any counsel employed by the applicable Indemnifying Party shall fail to timely commence or reasonably conduct the defense of such Indemnified Proceeding and such failure has prejudiced (or is in immediate danger of prejudicing) the outcome of such Indemnified Proceeding (it being agreed that in any case referred to in this clause (iv) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);

in each of which cases the fees and expenses of counsel for such Indemnified Party shall be at the expense of such Indemnifying Party.  Only one counsel shall be retained by all Indemnified Parties with respect to any Indemnified Proceeding, unless counsel for any Indemnified Party reasonably concludes in good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between such Indemnified Party and one or more other Indemnified Parties in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes or action available to such Indemnified Party.

(e)           Settlement.  Without the prior written consent of such Indemnified Party, such Indemnifying Party shall not settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding, unless such settlement, compromise, consent or related judgment (i) includes an unconditional release of such Indemnified Party from all liability for Losses arising out of such claim, action, investigation, suit or other legal proceeding, (ii) provides for the payment of money damages as the sole relief for the claimant (whether at law or in equity), (iii) involves no admission of fact adverse to the Indemnified Party or finding or admission of any violation of law or the rights of any Person by the Indemnified Party, and (iv) is not in the nature of a criminal or regulatory action.  No Indemnified Party shall settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding (A) in respect of which any payment would result hereunder or under any other Operative Document, (B) which includes an injunction that will adversely affect any Indemnifying Party, (C) which involves an admission of fact adverse to the Indemnifying Party or a finding or admission of any violation of law or the rights of any Person by the Indemnifying Party, or (D) which is in the nature of a criminal or regulatory action, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

Section 11.              No Petition.  Each of Lexicon and Holdings covenants and agrees that, prior to the date which is one year and one day after the Closing Date, it will not institute or join in the institution of any bankruptcy, insolvency, reorganization or similar proceeding against Symphony Icon.  The provisions of this Section 11 shall survive the termination of this Agreement.

Section 12.             Third-Party Beneficiary.  Each of the Parties agrees that each Symphony Fund shall be a third-party beneficiary of this Agreement.

Section 13.              Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing addressed to the Party at its address set forth below and shall be deemed given (i) when delivered to the Party personally, (ii) if sent to the Party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 13), when the transmitting Party obtains written proof of transmission and receipt; provided, however, that notwithstanding the foregoing, any communication sent by facsimile transmission after 5:00 PM (receiving Party’s time) or not on a Business Day shall not be deemed received until the next Business Day, (iii) when delivered by next Business Day delivery by a nationally recognized courier service, or (iv) if sent by registered or certified mail, when received, provided postage and registration or certification fees are prepaid and delivery is confirmed by a return receipt:

Lexicon:
Lexicon Pharmaceuticals, Inc. 8800 Technology Forest Place The Woodlands, TX 77381-1160 Attn: Arthur T. Sands, M.D., Ph.D. Facsimile: (281) 863-8095
with copies to:
Lexicon Pharmaceuticals, Inc. 8800 Technology Forest Place The Woodlands, TX 77381-1160 Attn: Jeffrey L. Wade Facsimile: (281) 863-8010
and
Lexicon Pharmaceuticals, Inc. 8800 Technology Forest Place The Woodlands, TX 77381-1160 Attn: Brian T. Crum Facsimile: (281) 863-8010

Symphony Icon:
Symphony Icon, Inc. 7361 Calhoun Place, Suite 325 Rockville, MD 20855 Attn: Charles W. Finn, Ph.D. Facsimile: (301) 762-6154
Holdings:
Symphony Icon Holdings LLC 7361 Calhoun Place, Suite 325 Rockville, MD 20855 Attn: Robert L. Smith, Jr. Facsimile: (301) 762-6154
with copies to:
Symphony Capital Partners, L.P. 875 Third Avenue, 3rd Floor New York, NY 10022 Attn: Mark Kessel Facsimile: (212) 632-5401
and
Symphony Strategic Partners, LLC 875 Third Avenue, 3rd Floor New York, NY 10022 Attn: Mark Kessel Facsimile: (212) 632-5401

or to such other address as such Party may from time to time specify by notice given in the manner provided herein to each other Party entitled to receive notice hereunder.

Section 14.            Governing Law; Consent to Jurisdiction and Service of Process.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; except to the extent that this Agreement pertains to the internal governance of Symphony Icon or Holdings, and to such extent this Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

(b)           Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court and Delaware State court or federal court of the United States of America sitting in The City of New York, Borough of Manhattan or Wilmington, Delaware, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court, any such Delaware State court or, to the fullest extent permitted by law, in such federal court.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action or proceeding relating to this Agreement.

(c)           Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court, or any Delaware State or federal court.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties hereby consents to service of process by mail.

Section 15.             Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 16.             Entire Agreement.  This Agreement (including any Annexes, Schedules, Exhibits or other attachments hereto) constitutes the entire agreement between the Parties with respect to the matters covered hereby and supersedes all prior and contemporaneous agreements, correspondence, discussion, and understanding with respect to such matters between the Parties, excluding the Operative Documents.

Section 17.             Amendment; Successors; Counterparts.

(a)           The terms of this Agreement shall not be altered, modified, amended, waived or supplemented in any manner whatsoever except by a written instrument signed by each of the Parties.

(b)           Except as set forth in Section 12, nothing expressed or implied herein is intended or shall be construed to confer upon or to give to any Person, other than the Parties, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

(c)           This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed an original but all of which, taken together, shall constitute one and the same Agreement.

Section 18.              Specific Performance.  The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore agree that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction.  Such a remedy shall, however, not be exclusive, and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.  The Parties further acknowledge and agree that a decree of specific performance may not be an available remedy in all circumstances.

Section 19.              Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 20.             Tax Reporting.  The Parties acknowledge and agree that, for all federal and state income tax purposes for the period prior to the Closing Date:

(a)           (i) Holdings shall be treated as the owner of all the Equity Securities of Symphony Icon prior to the consummation of the Purchase Option; (ii) the Purchase Option shall be treated as an option to acquire all the Equity Securities of Symphony Icon; (iii) the Option Premium Shares shall be treated as an option premium payable in respect of the grant of the Purchase Option; and (iv) Symphony Icon shall be treated as the owner of all the Licensed Intellectual Property and shall be entitled to all deductions claimed under Section 174 of the Code in respect of the Licensed Intellectual Property to the extent of the amounts funded by Symphony Icon (which, for the avoidance of doubt, shall not preclude Lexicon from claiming deductions under Section 174 of the Code to which Lexicon is otherwise entitled); and

(b)           No Party shall take any tax position inconsistent with any position described in Section 20(a) above, except (i) in the event of a “determination” (as defined in Section 1313 of the Code) to the contrary, or (ii) in the event either of the Parties receives an opinion of counsel to the effect that there is no reasonable basis in law for such a position or that a tax return cannot be prepared based on such a position without being subject to substantial understatement penalties; provided, however, that in the case of Lexicon, such counsel shall be reasonably satisfactory to Holdings.

Section 21.             Original Agreement.

(a)           The Original Agreement is hereby amended and superseded in its entirety and restated herein.  Such amendment and restatement is effective upon execution of this Agreement by the Parties.  Upon such execution, all provisions of, rights granted and covenants made in the Original Agreement are hereby superseded in their entirety by the provisions hereof and shall have no further force or effect.

(b)           Defined terms in the Operative Documents (other than this Agreement) that refer to definitions in this Agreement shall be deemed to refer to the definitions in the Original Agreement, except where the context requires otherwise.

Section 22.             Amendment to Annex A.

(a)           The definition of “LG103 Product Development Expenses” shall be added to Annex A and shall read, “means the amount of the expenses for which Lexicon would have been entitled to reimbursement under the Amended and Restated Research and Development Agreement if such expenses had been incurred pursuant to the Development Plan and Development Budget for the research or development of any LG103 Product (except for expenses incurred by Lexicon prior to the Closing Date and expenses incurred by Lexicon after the Closing Date that relate to the Phase 2a studies of LX1032 and IND-enabling studies of LX1033 that are currently in progress) and that have not been reimbursed or otherwise paid by a third party as Allowed Reimbursed Expenses.  For clarity, the reference to the Development Plan and Development Budget is intended only to reference the standards and practices historically applied by the Parties in accounting for and reimbursing expenses associated with the Programs (e.g., FTE rates and matters relating to when expenses incurred by Lexicon become reimbursable), and shall not in any way be deemed to restrict expenses to those that are included in the Development Plan and Development Budget as of the Closing Date.

(b)           The definition of “Maximum Contingent Payment Amount” shall be added to Annex A and shall read, “means Thirty Million Dollars (as increased by any Recapture Eligible Amount).”

(c)           The definition of “Payment Date” shall be added to Annex A and shall read, “means each date on which an installment of the Base Payment Balance or a Contingent Payment is paid to Holdings.”

(d)           The definition of “Purchase Option Agreement” in Annex A is hereby amended to read, “means the Purchase Option Agreement dated as of the Closing Date, among Lexicon, Holdings and Symphony Icon, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.”

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

LEXICON PHARMACEUTICALS, INC.

By:	/s/ Arthur T. Sands
Name: Arthur T. Sands, M.D., Ph.D. Title: President and Chief Executive Officer

SYMPHONY ICON HOLDINGS LLC

By:	Symphony Capital Partners, L.P.,
its Manager

By:	Symphony Capital GP, L.P.,
its general partner

By:	Symphony GP, LLC,
its general partner

By:	/s/ Mark Kessel
Name: Mark Kessel Title: Managing Member

SYMPHONY ICON, INC.

By:	/s/ Mark Kessel
Name: Mark Kessel Title: Chairman of the Board

EXHIBIT 1

PURCHASE OPTION EXERCISE NOTICE

July 30, 2010

Attention:  Symphony Icon Holdings, LLC and Symphony Icon, Inc.

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Purchase Option Agreement dated as of July 30, 2010 (the “Purchase Option Agreement”), by and among Lexicon Pharmaceuticals, Inc., a Delaware corporation (“Lexicon”), Symphony Icon Holdings LLC, a Delaware limited liability company, and Symphony Icon, Inc., a Delaware corporation.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Purchase Option Agreement.

Pursuant to Section 2(a) of the Purchase Option Agreement, Lexicon hereby irrevocably notifies you that it hereby exercises the Purchase Option.

Subject to the terms set forth therein, Lexicon hereby affirms the representations and warranties set forth in Section 3(a) of the Purchase Option Agreement, as of the date hereof.

Very truly yours,

LEXICON PHARMACEUTICALS, INC.

By:
Name: Title: